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                                                                     Exhibit 3.1

                 Amendment to Amended and Restated Bylaws of
                          CS Wireless Systems, Inc.

     Pursuant to a Unanimous Written Consent in Lieu of Special Meeting of Directors dated August 30, 1999, the members of the Board of Directors of CS Wireless Systems, Inc., pursuant to the provisions of the General Corporation Laws of the State of Delaware, unanimously consented to the adoption of an amendment to Section 2 of Article IV of the company's Amended and Restated Bylaws. Pursuant to the Consent, Section 2 was amended and restated in its entirety, effective as of August 31, 1999, to read as follows:


     Section 2. Number of Directors. The number of directors of the Corporation shall be set at two (2)


     Dated to be effective the 30th day of August, 1999.

                                           CS Wireless Systems, Inc.

                                           By: /s/ Albert G. McGrath, Jr.
                                               --------------------------
                                               Albert G. McGrath, Jr.
                                               Acting Secretary